Exhibit 5.1
Chrysler Center 666 Third Avenue New York, NY 10017 212 935 3000 212 983 3115 fax www.mintz.com
February 7, 2020

DropCar, Inc.
1412 Broadway, Suite 2105
New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel for DropCar, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “Commission”) on February 7, 2020, under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of (i) 125% (or 4,340,250 shares) of the 3,472,200 shares of common stock (the “Preferred Shares”) issuable upon the conversion of Series H-6 Convertible Preferred Stock, par value $0.0001 per share (the Series H-6 Preferred”), issued by the Company to certain institutional and accredited investors pursuant to an exchange agreement, dated as of February 5, 2020 and (ii) 125% (or 4,340,276 shares) of the 3,472,222 shares of common stock (the “Warrant Shares”) issuable upon exercise of warrants (the “H-5 Warrants”) issued by the Company to certain institutional and accredited investors pursuant to a Securities Purchase Agreement, dated as of December 6, 2019 (the “Purchase Agreement”)

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that (i) the Preferred Shares have been duly authorized and reserved for issuance, and, when issued upon conversion of the Series H-6 Preferred in accordance with the terms thereof, will be legally issued, fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon exercise of the H-5 Warrants in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the United Stated federal laws, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Boston | London | Los Angeles | New York | San Diego | San Francisco | Stamford | Washington

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

February 7, 2020

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY & POPEO, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Boston | London | Los Angeles | New York | San Diego | San Francisco | Stamford | Washington